Exhibit 99.1

Investor and Media Inquiries: David Pitts Argot Partners 212-600-1902	Eric Bjerkholt Sunesis Pharmaceuticals Inc. 650-266-3717

Sunesis Pharmaceuticals Reports Fourth Quarter and Full-Year 2013 Financial Results and Recent Highlights

Phase 1b/2 Data from MD Anderson Sponsored Study of Vosaroxin in AML and

High-Risk MDS to be Presented at the AACR Annual Meeting 2014

Sunesis to Host Conference Call Today at 11:00AM Eastern Time

SOUTH SAN FRANCISCO, Calif., (March 6, 2014) – Sunesis Pharmaceuticals, Inc. (NASDAQ: SNSS) today reported financial results for the fourth quarter and year ended December 31, 2013. Loss from operations for the three months and year ended December 31, 2013 was $7.6 million and $31.8 million, respectively. As of December 31, 2013, cash, cash equivalents and marketable securities totaled $39.3 million. On March 4, 2014, Sunesis closed an underwritten public offering for net proceeds of approximately $40.0 million.

Sunesis also announced today that updated data from the ongoing Phase 1b/2 University of Texas MD Anderson Cancer Center-sponsored study of vosaroxin in combination with decitabine in older patients with previously untreated acute myeloid leukemia (AML) and high-risk myelodysplastic syndrome (MDS) will be presented at the American Association for Cancer Research Annual Meeting 2014 (AACR) on April 8 in San Diego, California. The abstract (#CT307), which includes preliminary results, can be found on the AACR website.

“Vosaroxin is one of the most advanced and promising therapies in development for AML today, and with a transformative year ahead, we will look to realize its ability to change the global standard of care in this disease,” said Daniel Swisher, Chief Executive Officer of Sunesis. “This goal centers on the unblinding of VALOR, expected in the third quarter of 2014, and will be supported by data from investigator- and company-sponsored trials, beginning with the MD Anderson-sponsored Phase 1b/2 study presentation at AACR in April. A positive VALOR data readout will begin Sunesis’ transition from a development-stage to a commercial-ready company.”

Mr. Swisher added: “Beyond our lead program, 2014 has and will continue to be an important year for the development of our pipeline. We recently announced the licensing of two exciting new programs - a differentiated BTK inhibitor and a novel PDK1 inhibitor program. Together with vosaroxin and MLN2480, a pan-RAF inhibitor being developed with Millennium, these assets provide the foundation for creating a leading oncology franchise.”

Fourth Quarter 2013 and Recent Highlights

•	Continued strong execution of VALOR trial. Based on a recent evaluation of survival events, the unblinding of the pivotal, Phase 3 VALOR trial of vosaroxin plus cytarabine in first relapsed or refractory AML is now expected in the third quarter of 2014, after reaching 562 events and locking the final study database.

•	Initiated additional investigator sponsored studies. In December 2013, Sunesis announced the initiation of a Phase 1/2 investigator-sponsored trial of vosaroxin in combination with azacitidine in patients with MDS. The trial is being conducted at the Washington University School of Medicine under the direction of Meagan A. Jacoby, M.D., Ph.D., Instructor of Medicine, Division of Oncology.

In October 2013, Sunesis announced the initiation of a Phase 1/2 investigator-sponsored trial of vosaroxin in adult patients with previously treated intermediate-2 or high-risk MDS. The trial is being conducted at Weill Cornell Medical College and New York-Presbyterian Hospital under the direction of Gail J. Roboz, M.D., Associate Professor of Medicine and Director of the Leukemia Program.

•	Secured additional granted patents for vosaroxin program. In the second half of 2013, the Japan Patent Office (JPO) granted Sunesis a patent relating to the IND formulation of vosaroxin, and the JPO and the Australian intellectual property office (IP Australia) each granted the company a patent relating to certain uses of vosaroxin for treatment of AML. In addition, the US Patent and Trademark Office granted Sunesis a patent relating to certain methods of use of vosaroxin for treating AML, and a further patent relating to certain compositions of vosaroxin.

•	Appointed Chief Commercial Officer. In February 2014, Sunesis announced the appointment of Joseph I. DePinto to the newly created position of Executive Vice President and Chief Commercial Officer. Mr. DePinto brings over two decades of experience in global commercial operations, including the leadership of the commercial, marketing and strategic development efforts behind a number of prominent oncology products.

•	Expanded oncology franchise through global licensing agreements with Biogen and Takeda/Millennium. In January 2014, Sunesis announced that it expanded its oncology franchise through separate global licensing agreements for two preclinical kinase inhibitor programs. The first agreement, with Biogen Idec, is for global commercial rights to SNS-062, a potent and selective non-covalently binding oral inhibitor of BTK (Bruton’s tyrosine kinase). BTK is a mediator of B-cell receptor signaling integral to the pathogenesis of B-cell malignancies. Sunesis anticipates filing an investigational new drug (IND) application for SNS-062 with the U.S. Food and Drug Administration (FDA) in approximately one year to begin human clinical trials.

The second agreement, with Millennium: The Takeda Oncology Company, is for global commercial rights to several potential first-in class, pre-clinical inhibitors of the novel target PDK1 (phosphoinositide-dependent kinase-1). PDK1 is a key kinase and mediator of PI3K/AKT signaling, a pathway involved in cell growth, proliferation, differentiation, motility and survival. Sunesis anticipates selecting a lead PDK1 development candidate this year to take into IND-enabling studies.

Financial Highlights

•	Cash and investments totaled $39.3 million as of December 31, 2013, as compared to $71.2 million as of December 31, 2012. The decrease of $31.9 million was primarily due to $37.4 million of net cash used in operating activities and $7.2 million of principal payments against notes payable, partially offset by net proceeds of $12.0 million from sales of common stock through the at-the-market facility with Cantor Fitzgerald & Co. (Cantor) and $0.6 million from the exercise of warrants, stock options and stock purchase rights. As of December 31, 2013, outstanding debt totaled $18.0 million.

•	On March 4, 2014, Sunesis completed a $43.0 million underwritten offering of 4,650,000 shares of common stock together with two warrants to purchase one share of the company’s common stock for each share sold. The public offering price of each share of common stock and two accompanying warrants was $9.25. Net proceeds from the sale were approximately $40.0 million, after deducting the underwriting discount and estimated offering expenses.

The warrants may only be gross exercised for cash following unblinding of the VALOR trial. The per share exercise price of the first warrant (Series A warrants) is $8.50 and the second warrant (Series B warrants) is $12.00. The Series A warrants are exercisable until the later of 30 days after VALOR unblinding (but no later than March 4, 2016) or December 4, 2014. The Series B warrants are exercisable until the later of 30 days following the PDUFA date for vosaroxin (but no later than March 4, 2016) or September 4, 2015. Assuming the warrants are exercised in full, the warrants could result in additional net proceeds to Sunesis of up to $95.3 million.

•	Revenues for the three months and year ended December 31, 2013 were $2.0 million and $8.0 million, as compared to $2.0 million and $3.8 million for the same periods in 2012. Revenue in both years was due to deferred revenue recognized under the royalty agreement with Royalty Pharma.

•	Research and development expenses decreased to $6.9 million and $28.9 million for the three months and year ended December 31, 2013, from $7.6 million and $29.2 million for the same periods in 2012. The decreases in 2013 were primarily due to lower drug manufacturing and other outside services and consulting costs.

•	General and administrative expenses for the three months and year ended December 31, 2013 were $2.7 million and $10.8 million, as compared to $2.5 million and $9.2 million in 2012. The increases in 2013 were primarily due to higher professional services and personnel costs.

•	Interest expense was $0.6 million and $2.9 million for the three months and year ended December 31, 2013 as compared to $0.8 million and $1.9 million for the same periods in 2012. The increase for the full year 2013 was due to the draw-down in September 2012 of the $15.0 million second tranche of the October 2011 loan facility.

•	Net other income was $1.0 million and $0.1 million for the three months and year ended December 31, 2013 as compared to net other income of $4.9 million and net other expense of $7.5 million for the same periods in 2012. The amounts for each period were primarily comprised of non-cash charges or credits for the revaluation of warrants issued in an underwritten offering in 2010.

•	Cash used in operations was $9.7 million and $37.4 million for the three months and year ended December 31, 2013, as compared to $9.3 million and $10.6 million for the same periods in 2012. Net cash used in 2013 resulted primarily from the net loss of $34.6 million and changes in operating assets and liabilities of $7.1 million, including $8.0 million related to recognition of deferred revenue under the royalty agreement with Royalty Pharma, partially offset by net adjustments for non-cash items of $4.3 million, including expenses of $3.9 million related to stock-based compensation.

•	Sunesis reported loss from operations of $7.6 million and $31.8 million for the three months and year ended December 31, 2013, as compared to $8.1 million and $34.6 million for the same periods in 2012. Net loss was $7.2 million and $34.6 million for the three months and year ended December 31, 2013, as compared to $4.1 million and $44.0 million for the same periods in 2012.

AACR Poster Information

A poster, titled “Phase I/II study of vosaroxin and decitabine in older patients with acute myeloid leukemia (AML) and high risk myelodysplastic syndrome (MDS),” will be presented at the San Diego Convention Center, Hall A-E, Poster Section 38, during the Phase II/III Clinical Trials Poster Session on Tuesday, April 8, 2014 from 8:00 a.m. to 12:00 p.m. Pacific Time (Poster #7).

Conference Call Information

Sunesis will host an update conference call today, March 6th at 11:00 a.m. Eastern Time. The call can be accessed by dialing (800) 591-6942 (U.S. and Canada) or (617) 614-4909 (international), and entering passcode 15910310. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media - Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the company’s website for two weeks.

About VALOR

VALOR is a Phase 3, randomized, double-blind, placebo-controlled, pivotal trial in patients with first relapsed or refractory AML. The trial enrolled 712 patients at more than 100 leading sites in the U.S., Canada, Europe, Australia, New Zealand and South Korea. Patients were randomized in a ratio of 1:1 to receive either vosaroxin on days one and four in combination with cytarabine daily for five days, or placebo in combination with cytarabine. The trial’s primary endpoint is overall survival. For more information on the VALOR trial, please visit www.valortrial.com.

About Vosaroxin

Vosaroxin is a first-in-class anti-cancer quinolone derivative (AQD), a class of compounds that has not been used previously for the treatment of cancer. Vosaroxin both intercalates DNA and inhibits topoisomerase II, resulting in replication-dependent, site-selective DNA damage, G2 arrest and apoptosis. Both the FDA and European Commission have granted orphan drug designation to vosaroxin for the treatment of AML. Additionally, vosaroxin has been granted fast track designation by the FDA for the potential treatment of relapsed or refractory AML in combination with cytarabine.

About AML

AML is a rapidly progressing cancer of the blood characterized by the uncontrolled proliferation of immature blast cells in the bone marrow. The American Cancer Society estimates there will be approximately 18,860 new cases of AML and approximately 10,460 deaths from AML in the U.S. in 2014. Additionally, it is estimated that the prevalence of AML across major global markets (U.S., France, Germany, Italy, Spain, United Kingdom and Japan) is over 50,000. AML is generally a disease of older adults, and the median age of a patient diagnosed with AML is about 67 years. AML patients with relapsed or refractory disease and newly diagnosed AML patients over 60 years of age with poor prognostic risk factors typically die within one year, resulting in an acute need for new treatment options for these patients.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of solid and hematologic cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, vosaroxin, in multiple indications to improve the lives of people with cancer. For additional information on Sunesis, please visit http://www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to Sunesis’s overall strategy, the design, conduct, progress, timing and results of the VALOR trial and Sunesis’ other clinical trials, the sufficiency of Sunesis’ financial resources and the commercial potential for vosaroxin. Words such as “anticipate,” “approximately,” “assume,” “believe,” “could,” “potential,” “promising,” “realize,” “well beyond,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Sunesis’ need for substantial additional funding to complete the development and commercialization of vosaroxin, risks related to whether outstanding warrants will be exercised in the future, risks related to Sunesis’ ability to raise the capital that it believes to be accessible and is required to fully finance the development and commercialization of vosaroxin, the risk that raising funds through lending arrangements may restrict our operations or produce other adverse results, the risk that Sunesis’ development activities for vosaroxin could be otherwise halted or significantly delayed for various reasons, the risk that Sunesis’ clinical studies for vosaroxin may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, the risk that Sunesis’ nonclinical studies and clinical studies may not satisfy the requirements of the FDA, European Commission or other regulatory agencies, risks related to the conduct of Sunesis’ clinical trials, risks related to the manufacturing of vosaroxin and supply of the active pharmaceutical ingredients required for the conduct of Sunesis’ clinical trials, the risk of third party opposition to granted patents related to vosaroxin, and the risk that Sunesis’ proprietary rights may not adequately protect vosaroxin. These and other risk factors are discussed under “Risk Factors” and elsewhere in Sunesis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, Sunesis’ Annual Report on Form 10-K for the year ended December 31, 2013, when available, and Sunesis’ other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Sunesis’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2013	2012
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$15,121	$14,940
Marketable securities	24,172	56,287
Prepaids and other current assets	1,199	1,705

Total current assets	40,492	72,932
Property and equipment, net	23	43
Deposits and other assets	10	42

Total assets	$40,525	$73,017

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$953	$78
Accrued clinical expense	4,750	5,449
Accrued compensation	1,719	1,465
Other accrued liabilities	1,645	2,113
Current portion of deferred revenue	7,956	7,956
Current portion of notes payable	9,018	6,610
Warrant liability	7,931	8,070

Total current liabilities	33,972	31,741
Non-current portion of deferred revenue	3,712	11,668
Non-current portion of notes payable	9,025	17,651
Commitments
Stockholders’ (deficit) equity :
Common stock	5	5
Additional paid-in capital	473,509	457,011
Accumulated other comprehensive (loss) income	(3)	38
Accumulated deficit	(479,695)	(445,097)

Total stockholders’ (deficit) equity	(6,184)	11,957

Total liabilities and stockholders’ (deficit) equity	$40,525	$73,017

Note 1: The consolidated balance sheet as of December 31, 2012 has been derived from the audited financial statements as of that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

SUNESIS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenue:
License and other revenue	$1,989	$1,989	$7,956	$3,754

Total revenues	1,989	1,989	7,956	3,754
Operating expenses:
Research and development	6,883	7,589	28,891	29,185
General and administrative	2,698	2,473	10,838	9,175

Total operating expenses	9,581	10,062	39,729	38,360

Loss from operations	(7,592)	(8,073)	(31,773)	(34,606)
Interest expense	(623)	(839)	(2,917)	(1,855)
Other income (expense), net	1,038	4,860	92	(7,490)

Net loss	(7,177)	(4,052)	(34,598)	(43,951)
Unrealized (loss) gain on available-for-sale securities	(12)	41	(41)	19

Comprehensive loss	$(7,189)	$(4,011)	$(34,639)	$(43,932)

Basic and diluted loss per share:
Net loss:
Basic	$(7,177)	$(4,052)	$(34,598)	$(43,951)
Diluted	(8,257)	(10,352)	(34,598)	(43,951)
Shares used in computing net loss per share:
Basic	54,060	51,412	52,249	48,146
Diluted	55,573	52,848	52,249	48,146
Net loss per share:

Basic	$(0.13)	$(0.08)	$(0.66)	$(0.91)

Diluted	$(0.15)	$(0.20)	$(0.66)	$(0.91)